Exhibit 10.1

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (“Release Agreement”) is made and entered into effective as of April 28, 2008 (the “Effective Date”), by and between OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and G. Darcy Klug, a resident of Lafayette Parish, Louisiana (“Klug”).

WHEREAS, Klug and the Company have entered into an Employment Agreement dated as of July 1, 2004 (the “Employment Agreement”);

WHEREAS, Klug and the Company desire to terminate and cancel the Employment Agreement;

WHEREAS, Klug and the Company entered into a Restricted Stock and Stock-Based Award Incentive Agreement on or about January 5, 2007 (“Stock-Based Agreement”);

WHEREAS, Klug and the Company desire to terminate and cancel the Stock-Based Agreement;

WHEREAS, Klug and the Company will enter into a Noncompetition Agreement dated effective April 29, 2008 (the “Noncompetition Agreement”), for which this Release Agreement constitutes additional consideration;

WHEREAS, pursuant to the terms of the Noncompetition Agreement, Klug and the Company will enter into a restricted stock agreement dated effective April 29, 2008 (the “Restricted Stock Agreement”), for which this Release Agreement constitutes additional consideration; and

WHEREAS, Klug filed a lawsuit against the Company, among others, on December 12, 2007, and the parties thereto have settled that lawsuit pursuant to a settlement agreement (“Settlement Agreement”) dated effective April 28, 2008;

WHEREAS, the Company and Klug desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them, up to and including the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and in further consideration of the mutual promises set forth in the Noncompetition Agreement, the Restricted Stock Agreement, and the Settlement Agreement, the parties agree as follows:

1. Termination of Employment Agreement. By execution of this Release Agreement and the Noncompetition Agreement, the parties hereby terminate the Employment Agreement without liability, and no party has any further obligations, rights or responsibilities under such Employment Agreement.

2. Termination of Restricted Stock Agreement. By execution of this Release Agreement and the Restricted Stock Agreement, the parties hereby terminate the Stock-Based Agreement without liability, and no party has any further obligations, rights or responsibilities under such Stock-Based Agreement.

3. Release of Company. In consideration for the Company’s release of claims set forth herein and the Company’s other obligations in this Release Agreement, the Noncompetition Agreement, the Restricted Stock Agreement, and the Settlement Agreement, Klug voluntarily and knowingly waives, releases, and discharges the Company, and any and all parent, subsidiary, affiliate and related companies, and each of its and their shareholders, owners, directors, officers, partners, members, employees, staff, benefit plans, agents, representatives and assigns (collectively, the “Company Releasees”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Klug may have or claim to have against any of them as a result of Klug’s employment with the Company and/or as a result of any other matter arising through the date of Klug’s signature on this Agreement except for: (a) breach, if any, of this Release Agreement, the Noncompetition Agreement, the Restricted Stock Agreement, or the Settlement Agreement, and (b) any claim for indemnification Klug may have under the articles and by-laws of the Company or applicable D&O insurance policies. Klug agrees not to file a lawsuit to assert any such released claims. This waiver, release and discharge includes, but is not limited to claims arising from or related to the Stock-Based Agreement.

4. Release of Klug. In consideration for Klug’s release of claims set forth herein and Klug’s other obligations in this Release Agreement, the Noncompetition Agreement and the Restricted Stock Agreement, the Company voluntarily and knowingly waives, releases, and discharges Klug, his heirs, assigns and affiliates, including Redhawk Energy Corporation, from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against any of them as a result of Klug’s employment with the Company and/or as a result of any other matter arising through the date this Release Agreement is executed by the Company, except for breach, if any, of this Release Agreement, the Noncompetition Agreement, the Restricted Stock Agreement, and the Settlement Agreement. The Company agrees not to file a lawsuit to assert any such released claims.

5. No Admission. Klug and the Company understand and agree that this Release Agreement is not and shall not be deemed or construed to be an admission by either Klug or the Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

6. Governing Law. This Release Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

7. Choice of Forum; Consent to Jurisdiction. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Release Agreement, and all issues relating in any matter thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in the Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

8. Amendment. This Release Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

9. Construction. Each party to this Release Agreement has had the opportunity to review this Release Agreement with legal counsel. This Release Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Release Agreement.

10. Execution. This Release Agreement may be executed in multiple counterparts, each of which will be deemed an original, which taken together shall constitute the Release Agreement.

11. Litigation Assistance. At the request of the chief executive officer of the Company, Klug will use his commercially reasonable efforts to assist the Company with respect to currently outstanding litigation for or against the Company. The Company shall reimburse Klug for reasonable expenses incurred in connection therewith and, if appropriate, compensate Klug for his time on an hourly or daily basis at a commercially reasonable rate.

(Signatures on Following Page)

IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the day and year first above written.

KLUG:	COMPANY:

OMNI ENERGY SERVICES CORP.

/s/ G. Darcy Klug	By:	/s/ Brian J. Recatto
G. Darcy Klug		Brian J. Recatto
Chief Operating Officer

/s/ Edward E. Colson, III
Edward E. Colson, III, Director

/s/ Barry E. Kaufman
Barry E. Kaufman, Director

/s/ Dennis R. Sciotto
Dennis R. Sciotto, Director

/s/ Richard C. White
Richard C. White, Director

/s/ James C. Eckert
James C. Eckert

/s/ Ronald E. Gerevas
Ronald E. Gerevas

Signature Page to Termination and Mutual Release Agreement

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